AMENDMENT TO CONTRACT TERMINATION AGREEMENT DATED JANUARY 1, 1994



AMENDMENT, made as of October 17, 1994, by and between TEREX CORPORATION, a Delaware corporation ("Terex"), and KCS INDUSTRIES, L.P., a Connecticut limited partnership ("KCS"), to that certain contract termination agreement dated January 1, 1994 between Terex and KCS (the "Letter Agreement"), a copy of which is attached hereto. All terms not otherwise defined herein shall have the meanings set forth in the Letter Agreement.


                             W I T N E S S E T H:


WHEREAS, Terex and KCS entered into the Letter Agreement to provide for the Suspension and the Termination of the Contract prior to the expiration date of the Contract; and

WHEREAS, the Letter Agreement set forth certain consideration to be issued by Terex to Randolph W. Lenz, David J. Langevin and Marvin B. Rosenberg, executives of KCS, in consideration of the agreement of KCS to the Suspension and the Termination; and

WHEREAS, until the consummation of the Issuance, the expense recorded for the total amount of the liability of Terex to KCS under the Contract remains and Terex may not record the gain that will result from the issuance of the consideration under the Letter Agreement with a resulting increase in net worth to Terex; and

WHEREAS, under the rules of the New York Stock Exchange, unless the consideration to be issued by Terex to Randolph W. Lenz, David J. Langevin and Marvin B. Rosenberg is restructured, the Termination may not be currently implemented, and

WHEREAS, Terex and KCS have determined it to be in the best interest of all parties that the consideration to be issued to Messrs. Lenz, Langevin and Rosenberg be restructured.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Letter Agreement is hereby amended as follows:


     1. The second paragraph of the Letter Agreement is hereby amended by deleting the reference to approval by the Terex Stockholders of the Issuance, since, as restructured, approval by the Terex Stockholders will no longer be a necessary condition precedent to the Suspension, Termination and Issuance, such that the second paragraph shall now read in full as follows:

Terex desires to suspend the management services provided by KCS to Terex pursuant to the Contract (the "Suspension") effective as of the close of business on December 31, 1993, such that KCS shall provide no further services to, and receive no further fees or expenses from, Terex thereunder after such date, except as may be otherwise set forth below, and Terex desires to terminate the Contract (the "Termination") effective as of the close of business on December 31, 1993.


     2. The third paragraph of the Letter Agreement is hereby deleted in its entirety and the following paragraphs are hereby inserted in its place:

     In consideration of the agreement of KCS to the Suspension and the Termination of the Contract prior to the expiration date of the Contract and otherwise than pursuant to the terms of the Contract, Terex hereby agrees to issue, as soon as practicable (the "Issuance"), (i) 38,800 shares of its Series B Cumulative Redeemable Convertible Preferred Stock (the "Preferred Stock") and Common Stock Purchase Warrants ("Warrants") to purchase 15,700 shares of the common stock of Terex ("Common Stock") to Randolph W. Lenz, and (ii) 25,500 shares of Preferred Stock and Warrants to purchase 45,625 shares of Common Stock to each of David J. Langevin and Marvin B. Rosenberg (Messrs. Lenz, Langevin and Rosenberg being executives of KCS), with appropriate and standard registration rights. The terms of the Preferred Stock will be substantially similar to those of the Terex Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Stock"), although the Preferred Stock will be junior in payment of dividends and liquidation preference to the Series A Stock.

Terex also agrees to pay to Mr. Lenz, as soon as practicable following the "Warrant Ratio Determination Date" as determined pursuant to the Warrant Agreement for the Common Stock Purchase Warrants of Terex sold inTerex's private placement consummated on December 20, 1993 (the "Private Placement Warrants"), an amount in cash equal to (x) the difference, if any, between (i) the number of shares of Common Stock a holder would be entitled to receive upon exercise of 38,800 Private Placement Warrants, less (ii) 15,700, multiplied by
(y) the closing price on the New York Stock Exchange of a share of Common Stock on the Warrant Ratio Determination Date. If the amount determined pursuant to clause (x)(i) of this paragraph is less than 15,700, then the Warrants received by Mr. Lenz shall be adjusted so that the Common Stock which may be received upon the exercise thereof shall equal such lesser number.

Terex also agrees to pay to each of Messrs. Langevin and Rosenberg, as soon as practicable following the Warrant Ratio Determination Date, an amount in cash equal to (x) the difference, if any, between (i) the number of shares of Common Stock a holder would be entitled to receive upon exercise of 25,500 Private Placement Warrants, less (ii) 45,625, multiplied by (y) the closing price on the New York Stock Exchange of a share of Common Stock on the Warrant Ratio Determination Date. (Such cash payments to Messrs. Langevin and Rosenberg, if any, along with the cash payment to Mr. Lenz pursuant to the previous paragraph, if any, collectively, the "Cash Payments".) If the amount determined pursuant to clause (x)(i) of this paragraph is less than 45,625, then the Warrants received by each of Messrs. Langevin and Rosenberg shall be adjusted so that the Common Stock which may be received upon the exercise thereof shall equal such lesser number.

Terex, in its sole discretion, may pay to any or all of Messrs. Lenz, Langevin and Rosenberg all or any portion of the estimated Cash Payments at any time prior to the Warrant Ratio Determination Date up to the maximum Cash Payment equal to the amount they would have received assuming the date of payment were the Warrant Ratio Determination Date, subject to adjustment of any such Cash Payments made prior to the Warrant Ratio Determination Date in the event the closing price on the Warrant Ratio Determination Date differs from that assumed in making any such Cash Payments.



     3. The fourth paragraph of the Letter Agreement is hereby deleted in its entirety.

                                             TEREX CORPORATION


                                             By:  /s/ Ronald M. DeFeo
                                             Name:  Ronald M. DeFeo
                                             Title:  President and COO


                                             KCS INDUSTRIES, L.P.

                                             By:  KCS INDUSTRIES, L.C.
                                                  as General Partner


                                             By:  /s/ Randolph W. Lenz
                                             Name:  Randolph W. Lenz
                                             Title:  Manager